FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2025 First Quarter Results

HOUSTON — February 4, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended December 31, 2024.

First Quarter 2025 Highlights and Recent Developments
•Revenue of $750 million for the first quarter of fiscal 2025, an increase of 18% compared with $634 million for the same quarter of fiscal 2024
•Operating income of $74.6 million for the first quarter of fiscal 2025, an increase of 29% compared with $58.0 million for the same quarter of fiscal 2024
•Net income attributable to IES of $56.3 million for the first quarter of fiscal 2025, an increase of 37% compared with $41.0 million for the same quarter of fiscal 2024, and diluted earnings per share attributable to common stockholders of $2.72 for the first quarter of fiscal 2025, compared with $1.87 for the same quarter of fiscal 2024
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $54.6 million for the first quarter of fiscal 2025, an increase of 33% compared with $40.9 million for the same quarter of fiscal 2024, and diluted adjusted earnings per share attributable to common stockholders of $2.64 for the first quarter of fiscal 2025, compared with $1.86 for the same quarter of fiscal 2024
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.2 billion as of December 31, 2024
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.8 billion as of December 31, 2024

Overview of Results
“Entering fiscal 2025, our teams have continued to execute well, driving an 18% increase in revenue and a 29% increase in operating income for the first quarter of fiscal 2025 compared with the same quarter of the prior year," said Jeff Gendell, Chairman and Chief Executive Officer. "Our Communications, Infrastructure Solutions, and Commercial & Industrial segments continued to benefit from strong demand, particularly in the data center market. While revenue in our Residential segment increased modestly over the first quarter of fiscal 2024 due to weather-related impacts on demand in Florida, we have begun to see normalization of activity in this key market. Operating margins across all businesses remained strong, reflecting robust customer demand, operating leverage from our increased scale and strong project execution. We continue to focus on growing our HVAC and plumbing business across our Residential segment's electrical markets as well as expanding the operations of our Infrastructure Solutions business."

Our Communications segment’s revenue was $232.9 million in the first quarter of fiscal 2025, an increase of 36% compared with the first quarter of fiscal 2024. Increased demand across the business, particularly in the data center end market, drove growth, while demand in the high-tech manufacturing and distribution center end markets also remained solid. The segment's operating income increased to $28.6 million for the first quarter of fiscal 2025, compared with $21.4 million for the first quarter of fiscal 2024, as we benefited from increased volumes and strong project execution.
Our Residential segment’s revenue was $320.0 million in the first quarter of fiscal 2025, an increase of 1% compared with the first quarter of fiscal 2024. Single-family demand was impacted by the recent hurricanes in Florida, as well as concerns over housing affordability and consumer expectations about future interest rate reductions. However, our business benefited from the expansion of our plumbing and HVAC service offerings, while successful execution of backlog contributed to revenue growth in our multi-family business. The Residential segment’s operating income decreased slightly to $23.8 million for the first quarter of fiscal 2025, compared with $24.1 million for the first quarter of fiscal 2024. An improvement in gross margin driven by strong project execution and reduced material costs was offset by increased general and administrative expense, as we continue to invest in processes and personnel to support the future growth of the business.

Our Infrastructure Solutions segment’s revenue was $108.1 million in the first quarter of fiscal 2025, an increase of $45.2 million or 72% compared with the first quarter of fiscal 2024, driven by continued strong demand in our custom engineered solutions business, including generator enclosures, primarily for the data center end market. Greiner Industries, which we acquired on April 1, 2024, contributed $12.2 million of the increase. Operating income for the first quarter of fiscal 2025 was $23.3 million, compared with $10.9 million for the first quarter of fiscal 2024. The year-over-year profit improvement was driven primarily by a combination of higher volumes, improved pricing and operating efficiencies at our facilities as well as the impact of investments we have made over the last several years to increase capacity.

Our Commercial & Industrial segment’s revenue was $88.5 million in the first quarter of fiscal 2025, an increase of 4% compared with $85.0 million in the first quarter of fiscal 2024, while segment operating income for the first quarter of fiscal 2025 was $7.1 million, compared with $7.0 million for the first quarter of fiscal 2024. These results reflect solid demand and strong execution across the segment.

Matt Simmes, President and Chief Operating Officer, commented, “During the first quarter of fiscal 2025, we continued to benefit from the ongoing investments we have made in our business, while maintaining strong operating margins across all operating segments. Although the hurricanes that affected Florida in September and October 2024 did not have a significant impact on our overall Residential business in the quarter, Florida housing starts were negatively impacted by the storms. Demand in the Florida market has begun to show signs of recovering in the second fiscal quarter, and we anticipate continued improvement through the remainder of fiscal 2025. Although housing affordability and interest rate issues have resulted in some pockets of reduced demand in certain of our Residential segment's single-family markets, we have focused on maintaining margins and continuing to invest in the scalability of our platform, including a new ERP system, as we believe the longer-term outlook for single-family housing to be strong. Subsequent to the end of the quarter, our Infrastructure Solutions business completed the acquisition of Arrow Engine Company, a Tulsa, Oklahoma based provider of engines, generator sets, compressors and replacement parts primarily for the natural gas production market. This business provides us with the opportunity to continue to expand our product offerings and customer base.”

Capital Allocation; Stock Buyback Plan
“We remain focused on capital allocation, seeking to generate strong returns on our operating cash flow," added Tracy McLauchlin, Chief Financial Officer. "The continued strength of our cash flow allowed us to put capital to work while ending the quarter with $59.1 million of cash and $53.0 million of marketable securities."
Capital allocation highlights include the following:
•We supported the growth of our operating business with $13.2 million in capital expenditures during the first quarter of fiscal 2025
•Subsequent to quarter end, we enhanced our financial flexibility by increasing our revolving credit facility from $150 million to $300 million, extending its maturity to 2030 and transitioning away from the previous asset-based structure
•In December 2024, we invested $44.9 million to acquire a minority interest in the CB&I storage solutions business, a designer and builder of storage facilities, tanks and terminals for energy and industrial markets
•Subsequent to quarter end, we acquired Arrow Engine Company
•During the first quarter of fiscal 2025, we repurchased 21,048 shares of our common stock for $4.4 million, ending the quarter with $193.7 million remaining under our stock repurchase authorization
•We used $16.1 million of our excess cash to purchase marketable securities during the first quarter of fiscal 2025

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or unrealized gains and losses on our investments, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2024, to be filed with the Securities and Exchange Commission ("SEC") by February 4, 2025, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin

Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; supply chain disruptions due to our suppliers' access to materials and labor, their ability to ship products timely, or credit or liquidity problems they may face; inaccurate estimates used when entering into fixed-price contracts, the possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts, and complications associated with the incorporation of new accounting, control and operating procedures; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to environmental, social and governance practices; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2024 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	December 31,
	2024	2023
Revenues	$749.5	$634.4
Cost of services	571.5	490.6
Gross profit	178.0	143.8
Selling, general and administrative expenses	103.0	85.9
Contingent consideration	0.4	—
Gain on sale of assets	—	(0.1)
Operating income	74.6	58.0
Interest expense	0.5	0.4
Other income	(3.6)	(1.4)
Income from operations before income taxes	77.7	59.0
Provision for income taxes	20.0	15.4
Net income	57.7	43.6
Net income attributable to noncontrolling interest	(1.4)	(2.6)
Net income attributable to IES Holdings, Inc.	$56.3	$41.0

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$56.3	$41.0
Increase in noncontrolling interest	(1.1)	(2.8)
Net income attributable to common stockholders of IES Holdings, Inc.	$55.2	$38.2

Earnings per share attributable to common stockholders:
Basic	$2.76	$1.89
Diluted	$2.72	$1.87

Shares used in the computation of earnings per share:
Basic (in thousands)	19,990	20,200
Diluted (in thousands)	20,246	20,435

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	December 31,
	2024	2023
Net income attributable to IES Holdings, Inc.	$56.3	$41.0
Unrealized gain on trading securities (1)	(2.3)	(0.1)
Provision for income taxes	20.0	15.4
Adjusted income from operations before income taxes	74.0	56.3
Adjusted tax expense (2)	(19.4)	(15.4)
Adjusted net income attributable to IES Holdings, Inc.	54.6	40.9

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(1.1)	(2.8)
Adjusted net income attributable to common stockholders	$53.5	$38.1

Adjusted earnings per share attributable to common stockholders:
Basic	$2.67	$1.88
Diluted	$2.64	$1.86

Shares used in the computation of earnings per share:
Basic (in thousands)	19,990	20,200
Diluted (in thousands)	20,246	20,435

(1) Included in Other income on our Condensed Consolidated Statement of Operations (2) Adjusted for the tax impact of adjustments to pretax income above

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	December 31,	September 30,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59.1	$100.8
Marketable securities	53.0	35.0
Accounts receivable:
Trade, net of allowance	459.0	469.8
Retainage	89.1	89.8
Inventories	104.3	101.7
Costs and estimated earnings in excess of billings	59.6	60.2
Prepaid expenses and other current assets	19.8	14.4
Total current assets	843.9	871.7
Property and equipment, net	138.3	134.2
Goodwill	93.9	93.9
Intangible assets, net	42.4	45.9
Investments	44.9	—
Deferred tax assets	23.1	22.4
Operating right of use assets	63.6	62.0
Other non-current assets	14.9	13.9
Total assets	$1,265.0	$1,244.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$332.6	$363.6
Billings in excess of costs and estimated earnings	170.4	159.0
Total current liabilities	503.0	522.6
Long-term debt	—	—
Operating long-term lease liabilities	41.1	40.4
Other tax liabilities	17.1	16.7
Other non-current liabilities	11.5	12.2
Total liabilities	572.7	591.9
Noncontrolling interest	39.9	41.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(101.8)	(90.3)
Additional paid-in capital	201.1	203.4
Retained earnings	552.9	497.8
Total stockholders’ equity	652.4	611.1
Total liabilities and stockholders’ equity	$1,265.0	$1,244.0

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57.7	$43.6
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	0.2	0.2
Deferred financing cost amortization	0.1	0.1
Depreciation and amortization	11.1	7.6
Gain on sale of assets	—	(0.1)
Non-cash compensation expense	2.0	1.4
Deferred income tax expense (benefit) and other non-cash tax adjustments, net	0.2	1.0
Unrealized gain on trading securities	(2.3)	(0.1)
Changes in operating assets and liabilities:
Marketable securities	(15.7)	—
Accounts receivable	10.6	(24.9)
Inventories	(2.6)	(18.1)
Costs and estimated earnings in excess of billings	0.5	8.0
Prepaid expenses and other current assets	(4.8)	(9.8)
Other non-current assets	—	(4.4)
Accounts payable and accrued expenses	(31.5)	(2.6)
Billings in excess of costs and estimated earnings	11.4	23.2
Other non-current liabilities	0.3	(0.1)
Net cash provided by operating activities	37.3	25.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13.2)	(6.5)
Proceeds from sale of assets	0.2	0.6
Purchases of equity investments	(44.9)	(0.1)
Cash paid in conjunction with business combinations, net of cash acquired	(0.5)	—
Net cash used in investing activities	(58.4)	(6.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	781.2	654.0
Repayments of debt	(781.2)	(654.0)
Cash paid for finance leases	(0.9)	(1.0)
Settlement of contingent consideration liability	—	(4.1)
Distribution to noncontrolling interest	(4.0)	(1.3)
Purchase of treasury stock	(15.7)	(0.9)
Net cash used in financing activities	(20.6)	(7.3)
NET INCREASE IN CASH AND CASH EQUIVALENTS	(41.7)	11.7
CASH and CASH EQUIVALENTS, beginning of period	100.8	75.8
CASH and CASH EQUIVALENTS, end of period	$59.1	$87.5

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2024	2023
Revenues
Communications	$232.9	$170.7
Residential	320.0	315.9
Infrastructure Solutions	108.1	62.9
Commercial & Industrial	88.5	85.0
Total revenue	$749.5	$634.4

Operating income (loss)
Communications	$28.6	$21.4
Residential	23.8	24.1
Infrastructure Solutions	23.3	10.9
Commercial & Industrial	7.1	7.0
Corporate	(8.2)	(5.4)
Total operating income	$74.6	$58.0

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2024	2023
Net income attributable to IES Holdings, Inc.	$56.3	$41.0
Provision for income taxes	20.0	15.4
Interest & other income, net	(3.1)	(1.0)
Depreciation and amortization	11.1	7.6
EBITDA	$84.3	$63.0
Non-cash equity compensation expense	2.0	1.4
Adjusted EBITDA	$86.3	$64.4

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	December 31,	September 30,	December 31,
	2024	2024	2023
Remaining performance obligations	$1,215	$1,176	$1,073
Agreements without an enforceable obligation (1)	539	610	379
Backlog	$1,754	$1,786	$1,452

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.